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                                    EXHIBIT 5

             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP


                                January 31, 2002

Endocare, Inc.
7 Studebaker
Irvine, CA  92618

        Re: Endocare, Inc. - Registration Statement On Form S-8 for (i) 950,559 Shares of Common Stock issuable under the 1995 Stock Plan, as amended, and (ii) 300,000 Shares of Common Stock issuable pursuant to a Special Stock Option

Ladies and Gentlemen:

We have acted as counsel to Endocare, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) an additional 950,559 shares of common stock (the "Common Stock") for issuance under the Company's 1995 Stock Plan, as amended to date (the "Stock Plan"), and (ii) 300,000 shares of Common Stock under a special stock option grant made to Mr. John V. Cracchiolo pursuant to a Written Compensation Agreement and Amended and Restated Stock Option Agreement between him and the Company (the "Option Grant"). All of such shares of Common Stock are collectively referred to herein as the "Shares."

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Stock Plan and the authorization of the Option Grant to Mr. Cracchiolo. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of the option agreements duly authorized under the Stock Plan and in accordance with the Registration Statement, or (b) pursuant to the Written Compensation Agreement and Amended and Restated Stock Option Agreement evidencing the Option Grant and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Stock Plan, the Written Compensation Agreement, the Amended and Restated Stock Option Agreement, the Option Grant or the Shares.

Very truly yours,

/s/ Brobeck, Phleger & Harrison LLP

BROBECK, PHLEGER & HARRISON LLP